Exhibit 99.1

BNC Bancorp Announces 5-for-4 Stock Split

          THOMASVILLE, N.C., Sept. 21 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN) today announced that its Board of Directors, at its regularly scheduled meeting, declared a five-for-four stock split of its common stock. The stock split will be in the form of a stock dividend and will be effected by issuing one additional share of common stock for each four shares of common stock currently outstanding. Certificates currently held by shareholders will continue to represent the number of shares indicated, and new certificates will be issued for an amount representing the dividend shares.  The additional shares will be distributed on November 15, 2005 to shareholders of record on October 31, 2005. The stock split will increase the total number of shares of common stock outstanding from approximately 3.5 million to approximately 4.4 million.

          W. Swope Montgomery, Jr., President and Chief Executive Officer, stated, “This is our Company’s eighth stock split since our inception in 1991 and is intended to make our shares more accessible to individual shareholders, increase our overall shareholder base and provide more market liquidity. The decision by our Board to split our stock underscores our continuing confidence and commitment to the long-term growth of our franchise.”

          BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina.  In addition, the Bank operates commercial and mortgage loan production offices in Salisbury and Winston-Salem, North Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender.  BNC Bancorp’s stock is quoted in the NASDAQ Small-Cap market under the symbol “BNCN.”

          CAUTION REGARDING FORWARD-LOOKING STATEMENTS

          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE  BNC Bancorp
           -0-                                                  09/21/2005
           /CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/
           /Photo:  http://www.newscom.com/cgi-bin/prnh/20030917/BNC
                        http://www.newscom.com/cgi-bin/prnh/20030917/BNCLOGO
                          AP Archive:  http://photoarchive.ap.org
                          PRN Photo Desk, photodesk@prnewswire.com/
           /Web site:  http://www.bankofnc.com/